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                                                                    EXHIBIT 99.2


        IRVINE, Calif., March 27 -- Fidelity National Financial, Inc. (NYSE: FNF
- news), today announced election information on its recently completed acquisition of Chicago Title Corporation.

        Each share of Chicago Title common stock for which a cash election was properly made, or for which no election was made, now represents the right to receive $49.2879 in cash. Each share of Chicago Title common stock for which a stock election was properly made now represents the right to receive 2.7060 shares of Fidelity common stock (the Per Share Stock Amount of 3.7404 shares of Fidelity common stock times a proration factor of .72345) plus $13.6304 in cash. No fractional shares will be issued, any fractional interests will be settled in cash at the rate of $13.1771 for each whole share of Fidelity common stock.

        As previously announced, Fidelity is issuing an aggregate of 38,761,680 shares of common stock in the merger. There were 14,324,315 shares of Chicago Title common stock tendered for Fidelity common stock of which 10,362,977 of said shares were accepted to be paid in Fidelity common stock. There were 6,992,831 shares of Chicago Title common stock tendered for cash.

        Headquartered in Irvine, California, Fidelity National Financial, Inc. is the nation's leading title insurance and diversified real estate-related services business. The Company's title insurance underwriters -- Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title -- together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada. In addition, Fidelity, through its principal subsidiaries, performs other real estate-related services such as escrow, appraisal services, collection and trust activities, real estate information and technology services, trustee's sale guarantees, credit reporting, attorney services, flood certifications, real estate tax services, reconveyances, recording, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions.

        Certain statements in this Press Release are forward-looking statements concerning the benefits which Fidelity anticipates as a result of its acquisition of Chicago Title. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, without limitation, changes in general economic conditions, either nationally or in the regions in which Fidelity and Chicago Title operate; competitive pressures in the title insurance and other title and real estate related services industries and legislative or regulatory changes that adversely affect our operations, along with other factors discussed in our filings with the Securities and Exchange Commission.

        More information about the company can be found on Fidelity's web site, located at www.fnf.com. Information about Chicago Title's products and services is available at www.ctt.com.